PROSPECTUS SUPPLEMENT	REGISTRATION NO. 333-44286
(To Prospectus dated August 15, 2007)	Filed Pursuant to Rule 424(b)(3)

1,000,000,000 Depositary Receipts
Europe 2001 HOLDRS (SM) Trust

This prospectus supplement supplements information contained in the prospectus dated August 15, 2007 relating to the sale of up to 1,000,000,000 depositary receipts by the Europe 2001 HOLDRS (SM) Trust.

The share amounts specified in the table in the “Highlights of Europe 2001 HOLDRS” section of the base prospectus shall be replaced with the following:

Name of Company	Ticker	Share Amounts	Primary U.S. Trading Market
AEGON, N.V.	AEG	5.2	NYSE
Alcatel-Lucent*	ALU	3	NYSE
Amdocs Limited	DOX	3	NYSE
ARM Holdings plc*	ARMH	8	NASDAQ
ASM International N.V.	ASMI	13	NASDAQ
ASML Holding N.V.	ASML	6.2222	NASDAQ
AstraZeneca PLC.*	AZN	4	NYSE
AXA*	AXA	6	NYSE
Bookham Inc.	BKHM	1.2	NASDAQ
BP p.l.c.*	BP	4	NYSE
Daimler AG	DAI	4	NYSE
Deutsche Telekom AG*	DT	5	NYSE
Diageo p.l.c.*	DEO	5	NYSE
Elan Corporation, p.l.c.*	ELN	4	NYSE
Ericsson LM Telephone Company*[4]	ERIC	3.2	NASDAQ
GlaxoSmithKline p.l.c.*	GSK	6	NYSE
Infineon Technologies AG*	IFX	5	NYSE
ING Groep N.V.*	ING	4	NYSE
IONA Technologies p.l.c.*	IONA	3	NASDAQ
Koninklijke Philips Electronics N.V.	PHG	5	NYSE
Millicom International Cellular S.A.*[3]	MICC	8	NASDAQ
Nokia Corp.*	NOK	5	NYSE
Novartis AG*	NVS	5	NYSE
Qiagen N.V.	QGEN	6	NASDAQ
Repsol YPF, S.A.*	REP	11	NYSE
Ryanair Holdings p.l.c.*	RYAAY	16	NASDAQ
Sanofi-Aventis SA*	SNY	4.6956	NYSE
SAP AG*	SAP	4	NYSE
Shire Limited*[2]	SHPGY	4	NASDAQ
Skillsoft p.l.c.*	SKIL	6	NASDAQ
STMicroelectronics N.V.	STM	4	NYSE

(continued on following page)

Name of Company	Ticker	Share Amounts	Primary U.S. Trading Market
Telefonica S.A.*	TEF	4.5558	NYSE
Total S.A.*	TOT	6	NYSE
UBS AG1	UBS	6.3	NYSE
Unilever N.V.	UN	9	NYSE
Vodafone Group p.l.c.*	VOD	5.25	NYSE
WPP Group p.l.c.	WPPGY	3	NASDAQ

*  The securities of these non-U.S. companies trade in the United States as American Depository Receipts.  Please see “Risk Factors” and “Federal Income Tax Consequences—Special considerations with respect to underlying securities of foreign issuers” for additional information relating to an investment in a non-U.S. company.

1 Effective May 19, 2008, due to a 1 for 1 spin-off of entitlement shares that will convert to a 5% stock dividend of UBS AG, the quantity of shares of UBS AG represented by each 100 share round lot of Europe 2001 HOLDRS increased from 6 shares to 6.30 shares. For the 6 shares of UBS AG per 100 share round lot of Europe 2001 HOLDRS, The Bank of New York Mellon received 6 entitlement shares of UBS AG. For the 6 entitlement shares of UBS AG per 100 share round lot of Europe 2001 HOLDRS, The Bank of New York Mellon received 0.30 shares of UBS AG. Effective June 2, 2008, pursuant to the distribution of UBS AG Transferable Rights from UBS AG, The Bank of New York Mellon distributed 0.063 UBS AG Rights per share of Europe 2001 HOLDRS to shareholders of record on May 29, 2008. For the 6.3 shares of UBS AG per 100 share round lot of Europe 2001 HOLDRS, The Bank of New York Mellon received 6.3 UBS AG Rights.

2 Effective May 23, 2008, Shire PLC, an underlying constituent of the Europe 2001 HOLDRS Trust, changed its name to Shire Limited.  The ticker and CUSIP number will remain the same.

3 Effective May 29, 2008, the price of Millicom International Cellular SA was adjusted to account for a special cash dividend of $2.40 per share. The Bank of New York Mellon distributed $19.20 in cash (8 shares x $2.40) on May 29, 2008.

4 Effective June 13, 2008, due to the 2 for 1 stock split of Ericsson LM Telephone Company, the quantity of shares of Ericsson LM Telephone Company represented by each 100 share round lot of Europe 2001 HOLDRS increased from 1.6 shares to 3.2 shares.

The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

The date of this prospectus supplement is June 30, 2008.